Exhibit 99.1
PayPal Reports Second Quarter 2018 Results
GAAP EPS of $0.44, an increase of 29%; non-GAAP EPS of $0.58, an increase of 28%
Announces $10 billion stock repurchase authorization

SAN JOSE, Calif. - July 25, 2018 - Global technology platform and digital payments leader PayPal Holdings, Inc. (NASDAQ: PYPL) today announced second quarter results for the period ended June 30, 2018.

Financial highlights for second quarter 2018

•	Revenue growth of 23% to $3.86 billion, or 22% on a foreign currency-neutral (FX-neutral or FXN) basis

•	GAAP operating margin of 14.8%, with non-GAAP operating margin of 21.3%

•	GAAP EPS of $0.44, an increase of 29%, with non-GAAP EPS of $0.58, an increase of 28%

•	Repurchased 6.1 million shares of common stock, returning approximately $500 million to stockholders

Operating highlights for second quarter 2018

•	7.7 million active accounts added, with net new active accounts up 18%

•	2.3 billion payment transactions, up 28%

•	$139 billion in total payment volume (TPV), up 29%, or 27% on an FX-neutral basis

•	35.7 payment transactions per active account on a trailing twelve months basis, up 9%

“Our customer choice initiatives, partnership strategy and continued focus on being a customer champion are contributing to our sustained strong performance. We are pleased to have announced four acquisitions in the second quarter that advance our merchant value proposition and geographic reach. Our strategic decision to become an open platform committed to partnerships has increased the value that PayPal can offer our customers, both consumers and merchants.” said Dan Schulman, President and CEO of PayPal.

PayPal's expanding value proposition
PayPal processed $139 billion in TPV in the second quarter, representing growth of 29%, or 27% on an FX-neutral basis. Merchant Services TPV grew 30% on an FX-neutral basis, and represented 88% of overall TPV for the quarter versus approximately 86% a year ago. eBay Marketplaces volume grew 6% on an FX-neutral basis.

Person-to-Person (P2P) volume grew 50% to more than $33 billion, and represented approximately 24% of TPV in the second quarter. Venmo, the company's social payments platform, processed more than $46 billion of TPV over the past twelve months. In the second quarter, Venmo processed more than $14 billion of TPV, growing 78% over the same period last year.

Driven by strong mobile engagement on its platform, PayPal processed approximately $54 billion in mobile payment volume in the second quarter, representing approximately 49% growth year over year. In the quarter, mobile payment volume represented 39% of overall TPV.

PayPal announced four strategic acquisitions in the second quarter 2018
During the second quarter PayPal announced the acquisitions of iZettle, Hyperwallet, Simility and Jetlore:

•
In May 2018, PayPal announced the acquisition of iZettle for approximately $2.2 billion in cash. With the acquisition of iZettle, PayPal plans to expand its in-store presence. The acquisition is expected to close in the third quarter of 2018, and is subject to customary closing conditions, including regulatory approval.

•
In June 2018, PayPal announced the acquisition of Hyperwallet for approximately $400 million in cash. With the acquisition of Hyperwallet, PayPal plans to enhance its payout capabilities, improving its ability to provide an integrated suite of payment solutions to ecommerce platforms and marketplaces around the world. The acquisition is expected to close in the fourth quarter of 2018, and is subject to customary closing conditions, including regulatory approvals.

•
In June 2018, PayPal announced the acquisition of Simility for approximately $120 million in cash. This transaction closed in July 2018. PayPal acquired Simility to enhance its ability to deliver fraud prevention and risk management solutions to merchants globally.

•
In May 2018, PayPal announced and closed the acquisition of Jetlore for approximately $16 million in cash. Jetlore is an AI-powered prediction platform used by some of the world's top retailers. PayPal acquired Jetlore to enhance and accelerate PayPal Marketing Solutions, adding new capabilities that continue to expand PayPal’s value proposition for merchants beyond the online checkout experience.

PayPal and Synchrony complete U.S. consumer credit receivables sale
PayPal also announced the closing of its consumer credit receivables transaction with Synchrony in July 2018. Under the terms of the transaction, and related transactions with unaffiliated third parties, Synchrony acquired $7.6 billion in receivables, including PayPal's U.S. consumer credit receivables portfolio, which totaled $6.8 billion at the time of closing, and approximately $0.8 billion in participation interests in receivables held by unaffiliated third parties. PayPal received approximately $6.9 billion in total consideration at closing. The expanded agreement with Synchrony Bank for both the U.S. PayPal Credit online consumer financing program and the U.S. PayPal-branded consumer credit card program allows PayPal to collaborate with an industry leader to enrich and expand PayPal's consumer credit offerings.

$10 billion stock repurchase authorization
PayPal announced today that its board of directors has authorized a new stock repurchase program, under which the company may repurchase up to $10 billion in outstanding common stock. This program will become effective after completion of the company's previously announced $5 billion stock repurchase program, of which $2.7 billion remained available as of June 30, 2018.

Second Quarter 2018 Financial and Operating Highlights

	Second Quarter
(presented in millions, except per share data and percentages)	2018	2017	YoY Growth			FX-Neutral YoY Growth
Total Payment Volume (TPV)(1)	$139,403	$107,800	$31,603	29%		27%
GAAP
Net revenues	$3,857	$3,136	$721	23%		22%
Operating margin	14.8%	13.7%	**	112bps		N/A
Effective tax rate	13.6%	8.1%	**	558	bps	N/A
Net income	$526	$411	$115	28%		N/A
Earnings per diluted share	$0.44	$0.34	$0.10	29%		N/A
Net cash (used in) provided by operating activities(2)	$28	$921	$(893)	(97%)		N/A
Non-GAAP
Net revenues	$3,857	$3,136	$721	23%		22%
Operating margin	21.3%	21.0%	**	25bps		N/A
Effective tax rate	18.0%	18.0%	**	(8)bps		N/A
Net income	$703	$554	$149	27%		N/A
Earnings per diluted share	$0.58	$0.46	$0.12	28%		N/A
Free cash flow(2)	$(170)	$747	$(917)	(123%)		N/A

Cash, Cash Equivalents and Investments - PayPal’s cash, cash equivalents and investments totaled $6.3 billion as of June 30, 2018.

Short-Term Borrowings - PayPal’s notes payable totaled $2.0 billion as of June 30, 2018.

(1) All metrics are presented consistent with the updated definitions in the Form 8-K filed on April 10, 2018.
(2) Cash flow from operations and free cash flow in the second quarter of 2018 reflect the impact of held for sale accounting. Adjusting for the impact of held for sale accounting of $907 million on the U.S. consumer credit portfolio, free cash flow in the quarter would have been $737 million. In addition, cash flow from operations and free cash flow in the second quarter of 2018 reflect the impact of the first annual cash tax payment of $125 million relating to the transition tax under the U.S. Tax Cut and Jobs Act of 2017.
** Not meaningful.

2018 Financial Guidance
Full year 2018 revenue and earnings guidance

•	PayPal raises revenue and non-GAAP EPS guidance for full year 2018.

•
PayPal expects revenue to grow 17 - 19% at current spot rates and 16 - 18% on an FX-neutral basis, to a range of $15.30 - $15.50 billion. As previously disclosed, full year 2018 revenue guidance includes an expected impact related to the sale of U.S. consumer credit receivables to Synchrony Financial of approximately 3.5 percentage points for full year 2018.

•	PayPal expects GAAP earnings per diluted share in the range of $1.44 - $1.51 and non-GAAP earnings per diluted share in the range of $2.32 - $2.35.

•
Estimated non-GAAP amounts above for the twelve months ending December 31, 2018, reflect adjustments of approximately $1.37 - $1.47 billion, primarily representing estimated stock-based compensation expense and related payroll taxes in the range of $885 - $915 million.

•	Estimated GAAP and non-GAAP results include the expected impact of completed acquisitions and acquisitions that have been announced and are expected to close before the end of 2018.

Third quarter 2018 revenue and earnings guidance

•	PayPal expects revenue to grow 12% - 13% at current spot rates and 12% - 13% on an FX-neutral basis, to a range of $3.62 - $3.67 billion.

•	PayPal expects GAAP earnings per diluted share in the range of $0.31 - $0.34 and non-GAAP earnings per diluted share in the range of $0.53 - $0.55.

•
Estimated non-GAAP amounts above for the three months ending September 30, 2018, reflect adjustments of approximately $320 - $360 million, primarily representing estimated stock-based compensation expense and related payroll taxes in the range of $210 - $220 million.

•
Estimated GAAP and non-GAAP results include the expected impact of completed acquisitions and acquisitions that have been announced and are expected to close before the end of the third quarter of 2018.

Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information.

Quarterly conference call and webcast

PayPal Holdings, Inc. will host a conference call to discuss second quarter 2018 results at 3:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website (https://investor.paypal-corp.com), its PayPal Stories Blog (https://www.paypal.com/stories/us), Twitter handles (@PayPal and @PayPalNews), LinkedIn page (https://www.linkedin.com/company/paypal), Facebook page (https://www.facebook.com/PayPalUSA/), YouTube channel (https://www.youtube.com/paypal), Dan Schulman’s LinkedIn profile (https://www.linkedin.com/in/dan-schulman/), John Rainey's LinkedIn profile (www.linkedin.com/in/john-rainey-pypl), Bill Ready's LinkedIn profile (https://www.linkedin.com/in/williamready/) and Dan Schulman’s Facebook profile (https://www.facebook.com/DanSchulmanPayPal/) as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

Fueled by a fundamental belief that having access to financial services creates opportunity, PayPal Holdings, Inc. (NASDAQ: PYPL) is committed to democratizing financial services and empowering people and businesses to join and thrive in the global economy. Our open digital payments platform gives PayPal’s 244 million active account holders the confidence to connect and transact in new and powerful ways, whether they are online, on a mobile device, in an app, or in person. Through a combination of technological innovation and strategic partnerships, PayPal creates better ways to manage and move money, and offers choice and flexibility when sending payments, paying or getting paid. Available in more than 200 markets around the world, the PayPal platform, including Braintree, Venmo and Xoom, enables consumers and merchants to receive money in more than 100 currencies, withdraw funds in 56 currencies and hold balances in their PayPal accounts in 25 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PayPal Holdings, Inc. financial information, visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period local currency results by the prior period exchange rate. FX-neutral growth rates are calculated by comparing the current period FX-neutral results with the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts and rates may not sum or recalculate using the rounded dollar amounts provided.

As previously disclosed, we have updated our definitions of Active Accounts and Total Payment Volume (TPV) to capture the diversification of PayPal’s products and services through strategic partnerships, new products and acquisitions. Prior period metric results for Active Accounts, TPV, Number of Payment Transactions, and Payment Transactions Per Active Account have been revised to reflect the updated definitions of the metrics. For additional details, please see PayPal’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2018.

Non-GAAP financial measures

This press release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC) including: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and adjusted free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” and “Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow.”

Forward-looking statements

This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations and plans of PayPal Holdings, Inc. and its consolidated subsidiaries that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “forecast” and other similar expressions. Forward-looking statements include, but are not limited to, statements regarding projected financial results for the third quarter and full year 2018, impact and timing of acquisitions, and projected future growth of PayPal’s businesses. Forward-looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties. Accordingly, actual results could differ materially from those predicted or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business, economic, market and trade conditions, including any regional or general economic downturn or crisis and any conditions that affect payments or e-commerce growth; fluctuations in foreign currency exchange rates; the competitive, regulatory, payment card association-related and other risks specific to the PayPal, PayPal Credit, Braintree, Venmo, Xoom and other products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the impact of PayPal's customer choice initiatives, including on its funding mix and transaction expense; PayPal’s ability to successfully compete in an increasingly competitive environment for its businesses, products and services, including competition for consumers and merchants and the increasing importance of mobile payments and mobile commerce; the outcome of legal and regulatory proceedings and PayPal's need and ability to manage regulatory, tax and litigation risks as its products and services are offered in more jurisdictions and applicable laws become more restrictive; changes to PayPal's capital allocation or management of operating cash; uncertainty surrounding the implementation and impact of the United Kingdom's formal notification of its intent to withdraw from the European Union; cyberattacks and security vulnerabilities in PayPal products and services that could disrupt business, reduce revenue, increase costs, harm us competitively, or lead to liability; the effect of management changes and business initiatives; any changes PayPal may make to its product offerings; the effect of any natural disasters or other business interruptions on PayPal or PayPal's customers; PayPal's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; PayPal's ability to maintain the stability, security and performance of its Payment Platform while adding new products and features in a timely fashion; the risk that we may not realize the expected benefits of the sale of U.S. consumer credit receivables to Synchrony Financial; risks that planned acquisitions will not be completed on contemplated terms, or at all, and that any businesses PayPal may acquire will not perform in accordance with its expectations; and PayPal's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could adversely affect PayPal's results of operations, financial condition and prospects or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release speaks as of July 25, 2018. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements.

PayPal Holdings, Inc.

Investor Relations Contacts
Gabrielle Rabinovitch	Akila Moorthy
grabinovitch@paypal.com	amoorthy@paypal.com

Media Relations Contacts
Amanda Miller
amandacmiller@paypal.com
408.219.0563
Copyright © 1999-2018 PayPal. All rights reserved. Other company and product names may be trademarks of their respective owners.

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2018	December 31, 2017
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$2,840	$2,883
Short-term investments	2,125	2,812
Accounts receivable, net	283	283
Loans and interest receivable, net	1,803	1,314
Loans and interest receivable, held for sale	6,870	6,398
Funds receivable and customer accounts	19,188	18,242
Prepaid expenses and other current assets	1,075	713
Total current assets	34,184	32,645
Long-term investments	1,369	1,961
Property and equipment, net	1,567	1,528
Goodwill	4,331	4,339
Intangible assets, net	125	168
Other assets	101	133
Total assets	$41,677	$40,774
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$201	$257
Notes payable	2,000	1,000
Funds payable and amounts due to customers	20,688	19,742
Accrued expenses and other current liabilities	1,836	1,781
Income taxes payable	84	83
Total current liabilities	24,809	22,863
Deferred tax liability and other long-term liabilities	1,849	1,917
Total liabilities	26,658	24,780
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 1,184 and 1,200 shares outstanding as of June 30, 2018 and December 31, 2017, respectively	—	—
Treasury stock at cost, 77 and 47 shares as of June 30, 2018 and December 31, 2017, respectively	(4,311)	(2,001)
Additional paid-in-capital	14,434	14,314
Retained earnings	4,860	3,823
Accumulated other comprehensive income (loss)	36	(142)
Total equity	15,019	15,994
Total liabilities and equity	$41,677	$40,774

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions, except per share amounts)

Net revenues	$3,857	$3,136	$7,542	$6,111
Operating expenses:
Transaction expense	1,362	1,064	2,637	2,051
Transaction and loan losses	334	308	639	608
Customer support and operations(1)	357	335	708	652
Sales and marketing (1)	313	284	598	522
Product development (1)	255	232	513	446
General and administrative (1)	368	282	707	547
Depreciation and amortization (1)	180	201	365	384
Restructuring and other charges	116	—	269	40
Total operating expenses	3,285	2,706	6,436	5,250
Operating income	572	430	1,106	861
Other income (expense), net	37	17	51	24
Income before income taxes	609	447	1,157	885
Income tax expense	83	36	120	90
Net income	$526	$411	$1,037	$795
Net income per share:
Basic	$0.44	$0.34	$0.87	$0.66
Diluted	$0.44	$0.34	$0.86	$0.65
Weighted average shares:
Basic	1,187	1,202	1,190	1,203
Diluted	1,202	1,215	1,209	1,216

(1) Includes stock-based compensation as follows:
Customer support and operations	39	34	77	64
Sales and marketing	39	33	83	61
Product development	64	59	128	104
General and administrative	63	51	122	93
Depreciation and amortization	5	3	9	5
	$210	$180	$419	$327

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions)

Cash flows from operating activities:
Net income	$526	$411	$1,037	$795
Adjustments:
Transaction and loan losses	334	308	639	608
Depreciation and amortization	180	201	365	384
Stock-based compensation	205	176	410	321
Deferred income taxes	(2)	49	89	102
Gain on sale of principal loans receivable held for sale, net	(5)	(6)	(10)	(12)
Cost basis adjustments to loans and interest receivable held for sale	116	—	244	—
Other	(31)	—	(31)	—
Changes in assets and liabilities:
Accounts receivable	(24)	2	1	38
Changes in loans and interest receivable held for sale, net	(977)	6	(2,268)	12
Accounts payable	18	5	(17)	4
Income taxes payable	(14)	4	(14)	21
Other assets and liabilities	(298)	(235)	(766)	(601)
Net cash provided by (used in) operating activities	28	921	(321)	1,672
Cash flows from investing activities:
Purchases of property and equipment	(198)	(174)	(376)	(322)
Changes in principal loans receivable, net	262	(491)	1,000	(627)
Purchases of investments	(5,341)	(4,847)	(10,616)	(11,956)
Maturities and sales of investments	5,378	3,953	9,669	9,536
Acquisitions, net of cash acquired	(16)	—	(16)	—
Funds receivable	473	(170)	902	397
Net cash provided by (used in) investing activities	558	(1,729)	563	(2,972)
Cash flows from financing activities:
Proceeds from issuance of common stock	65	74	78	86
Purchases of treasury stock	(500)	(89)	(2,325)	(606)
Tax withholdings related to net share settlements of equity awards	(37)	(23)	(372)	(124)
Borrowings under financing arrangements, net of repayments	(1,076)	(6)	999	(6)
Funds payable and amounts due to customers	213	1,086	1,078	1,638
Net cash (used in) provided by financing activities	(1,335)	1,042	(542)	988
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(56)	12	(63)	23
Net change in cash, cash equivalents and restricted cash	(805)	246	(363)	(289)
Cash, cash equivalents and restricted cash at beginning of period	8,727	5,584	8,285	6,119
Cash, cash equivalents and restricted cash at end of period	$7,922	$5,830	$7,922	$5,830
Supplemental cash flow disclosures:
Cash paid for interest	$18	$1	$26	$2
Cash paid (refund received) for income taxes, net	$186	$25	$180	$73

PayPal Holdings, Inc.
Unaudited Summary of Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to consumers and merchants on a transaction basis primarily based on the volume of activity, or Total Payment Volume ("TPV"), processed through our Payments Platform, including our PayPal, PayPal Credit, Venmo, Braintree and Xoom products.

•
Other value added services: Net revenues derived principally from interest and fees earned on our loans and interest receivable, net and held for sale portfolio, subscription fees, gateway fees, gains on sale of participation interests in certain consumer loans receivable and working capital loans and advances, revenue share we earn through partnerships, interest earned on certain PayPal customer account balances, and fees earned through other services that we provide to consumers and merchants.

Net Revenues by Type	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(In millions, except percentages)
Transaction revenues(1)	$3,318	$3,197	$3,244	$2,858	$2,775
Current quarter vs prior quarter	4%	(1)%	14%	3%	6%
Current quarter vs prior year quarter	20%	22%	23%	22%	18%
Percentage of total	86%	87%	87%	88%	88%

Other value added services(1)	539	488	500	381	361
Current quarter vs prior quarter	10%	(2)%	31%	6%	3%
Current quarter vs prior year quarter	49%	39%	47%	15%	19%
Percentage of total	14%	13%	13%	12%	12%

Total net revenues	$3,857	$3,685	$3,744	$3,239	$3,136
Current quarter vs prior quarter	5%	(2)%	16%	3%	5%
Current quarter vs prior year quarter	23%	24%	26%	21%	18%
(1) Prior period amounts have been revised to conform to current period presentation. For additional details, please see PayPal's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2018.

Net Revenues by Geography	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(In millions, except percentages)
U.S. net revenues	$2,150	$2,023	$2,045	$1,743	$1,690
Current quarter vs prior quarter	6%	(1)%	17%	3%	5%
Current quarter vs prior year quarter	27%	26%	30%	21%	20%
Percent of total	56%	55%	55%	54%	54%

International net revenues	1,707	1,662	1,699	1,496	1,446
Current quarter vs prior quarter	3%	(2)%	14%	3%	6%
Current quarter vs prior year quarter	18%	21%	21%	22%	16%
(FXN) Current quarter vs prior year quarter	16%	18%	21%	22%	20%
Percent of total	44%	45%	45%	46%	46%

Total net revenues	$3,857	$3,685	$3,744	$3,239	$3,136
Current quarter vs prior quarter	5%	(2)%	16%	3%	5%
Current quarter vs prior year quarter	23%	24%	26%	21%	18%
(FXN) Current quarter vs prior year quarter	22%	22%	26%	22%	20%

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended,
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(In millions, except percentages)
Active accounts(1),(2)	244	237	229	220	212
Current quarter vs prior quarter	3%	4%	4%	4%	3%
Current quarter vs prior year quarter	15%	15%	15%	13%	12%

Number of payment transactions(1),(3)	2,327	2,214	2,240	1,941	1,817
Current quarter vs prior quarter	5%	(1)%	15%	7%	3%
Current quarter vs prior year quarter	28%	25%	25%	25%	22%

Payment transactions per active account(1),(4)	35.7	34.7	34.0	33.3	32.8
Current quarter vs prior quarter	3%	2%	2%	2%	2%
Current quarter vs prior year quarter	9%	8%	8%	8%	10%

Total Payment Volume(1),(5)	$139,403	$132,364	$132,515	$115,224	$107,800
Current quarter vs prior quarter	5%	—%	15%	7%	7%
Current quarter vs prior year quarter	29%	32%	32%	30%	23%
(FXN) Current quarter vs prior year quarter	27%	27%	29%	28%	25%

Transaction Expense Rate(1),(6)	0.98%	0.96%	0.96%	0.96%	0.99%
Transaction and Loan Loss Rate(1),(7)	0.24%	0.23%	0.03%	0.32%	0.29%
Transaction Margin(8)	56.0%	57.1%	65.1%	54.8%	56.3%
Amounts in the table are rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not recalculate using the rounded amounts provided.
(1) Prior period results have been revised to reflect updated definitions of the metrics presented in this table. For additional details, please see PayPal's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2018.
(2) An active account is an account registered directly with PayPal or a platform access partner that has completed a transaction through our Payments Platform, not including gateway-exclusive transactions, within the past 12 months.
(3) Payment transactions are the total number of payments, net of payment reversals, successfully completed through our Payments Platform, not including gateway-exclusive transactions.
(4) Number of payment transactions per active account reflects the total number of payment transactions within the previous 12 month period, divided by active accounts at the end of the period.
(5) TPV is the value of payments, net of reversals, successfully completed through our Payments Platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.
(6) Transaction expense rate is calculated by dividing transaction expense by TPV.
(7) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(8) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP net income per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and adjusted free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, other certain gains, losses, benefits or charges that are not indicative of the company's core operating results and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP net income per diluted share, non-GAAP operating income, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses or transactional expenses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Certain other significant gains, losses, benefits, or charges that are not indicative of the company’s core operating results.  These are significant gains, losses, benefits, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly in the future.  The company excludes these amounts from its non-GAAP results because management does not believe they are indicative of its current or ongoing operating results.
Tax effect of non-GAAP adjustments. This adjustment is made to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.
In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results with the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended June 30,
	2018	2017
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$572	$430
Stock-based compensation expense and related employer payroll taxes	223	192
Amortization of acquired intangible assets	25	22
Other(1)	—	15
Total non-GAAP operating income adjustments	248	229
Non-GAAP operating income	$820	$659
Non-GAAP operating margin	21%	21%
(1) Impairment of investment in intellectual property fund.

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended June 30,
	2018	2017
	(In millions, except per share data and percentages)
	(unaudited)
GAAP income before income taxes	$609	$447
GAAP income tax expense	83	36
GAAP net income	526	411
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	248	229
Other(1)	32	—
Tax effect of non-GAAP adjustments	(103)	(86)
Non-GAAP net income	$703	$554

Diluted net income per share:
GAAP	$0.44	$0.34
Non-GAAP	$0.58	$0.46
Shares used in GAAP diluted share calculation	1,202	1,215
Shares used in non-GAAP diluted share calculation	1,202	1,215

GAAP effective tax rate	14%	8%
Tax effect of non-GAAP adjustments to net income	4%	10%
Non-GAAP effective tax rate	18%	18%
(1) Tax expense related to the Tax Cuts and Jobs Act.

PayPal Holdings, Inc.
Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow

	Three Months Ended June 30,
	2018	2017
	(In millions/unaudited)
Net cash provided by operating activities	$28	$921
Less: Purchases of property and equipment	(198)	(174)
Free cash flow	$(170)	$747
Impact of held for sale accounting presentation on cash flow from operating activities	907	—
Adjusted free cash flow	$737	$747